TIMET ANNOUNCES MANAGEMENT ADDITION AND PRODUCTION CAPACITY UPDATE

DALLAS, TEXAS . . . December 20, 2006 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) announced today that Dr. Charles H. Entrekin has rejoined the Company in the position of President and Chief Operating Officer. Dr. Entrekin was formerly Executive Vice President - Commercial of TIMET until 2002. Since 2003, Dr. Entrekin has been a Senior Advisor for Safeguard International Fund, during which time he held various senior management positions with businesses owned or controlled by Safeguard. Most recently, Dr. Entrekin served as President and Chief Executive Officer of Timminco, Ltd, an international leader in the production and marketing of specialty magnesium, silicon metal and specialty ferrosilicon, calcium and strontium alloys.

Steven L. Watson, Vice Chairman and CEO, said “I believe there are exceptional opportunities for our Company in the titanium metal industry. The management of TIMET is committed to pursue these opportunities and continue to grow and expand our business. Dr. Entrekin has the knowledge and experience necessary to help the Company fully realize its potential.” Mr. Watson also said, “We continue to pursue additional capacity expansion alternatives. Commissioning of our Henderson, Nevada VDP sponge capacity expansion project has commenced and upon achieving full production levels, our sponge productive capacity will increase by approximately 47%. The addition of an advanced technology electron beam cold hearth melt furnace at our Morgantown, Pennsylvania facility, which will increase our total melt capacity by approximately 20% and our cold hearth melt capacity by approximately 54%, is proceeding on schedule, and we anticipate completion in early 2008. The additional cold hearth melt capacity will enhance our ability to utilize scrap metal at our recycling facility in Morgantown, which we believe should favorably impact our raw material costs in the future. As previously announced, our 20 year conversion agreement with Haynes International, Inc. will assure our ability to produce flat products, including plate and sheet, on Haynes’ 4-High Steckel Rolling Mill at a significantly lower cost of investment when compared to the capital required to develop such capacity internally. We have numerous additional capital projects in process or in the planning stages to increase our capacity at all stages of the production process. As we continue to respond to the long-term positive outlook across major current and emerging end markets, we intend to continue to pursue additional capacity expansion alternatives and deploy the Company’s financial resources in an efficient manner to maximize the return on investment”.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.

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